Exhibit 99.1

Exterran Corporation Announces Fourth Quarter and Full Year 2020 Results
Operating Results In-Line with Expectations
Booked $200 million Contract Operations Exterran Water Solutions Deal to Start the Year

HOUSTON, March 2, 2021 - Exterran Corporation (NYSE: EXTN) (“Exterran” or the “Company”) today reported fourth quarter financial results.

Andrew Way, Exterran’s President and Chief Executive Officer commented, “Despite the challenges that 2020 presented, the Company finished the year on a high note, posting our highest quarterly EBITDA, as adjusted for the year during the fourth quarter. The year was largely spent focusing on execution of key projects we had in backlog that will help drive improved EBITDA, as adjusted and cash flow in the years to come. The Company continues to make progress in our transformation, with the formal closing of the sale of our U.S. Compression Fabrication business during the quarter, and now turning our focus to the energy transition and sustainability, where our products and services will meaningfully help our customers reduce flaring, emissions, and water consumption over the coming years.

“We have talked extensively about our Exterran Water Solutions (EWS) business over the past couple of years and its importance in our transition. I’m pleased to announce that the business was awarded its largest ever contract with a multi-year term in the first quarter of 2021. This is a significant win for the organization on multiple fronts, and is an important signal for the Company’s transition away from a traditional Oilfield Service company. With all of the headwinds everyone faced over the past twelve months, I want to say thank you to all of our employees whose hard work and commitment over the past year has truly helped us progress in our transition.”

Net loss from continuing operations was $33.9 million, or $1.03 per share, on revenue of $151.7 million for the fourth quarter of 2020. This compares to net loss from continuing operations of $16.7 million, or $0.51 per share, on revenue of $169.5 million for the third quarter of 2020 and net loss from continuing operations of $61.7 million, or $1.89 per share, on revenue of $177.7 million for the fourth quarter of 2019. Net loss was $33.4 million for the fourth quarter of 2020, as compared to net loss of $17.7 million for the third quarter of 2020 and net loss of $79.8 million for the fourth quarter of 2019. EBITDA, as adjusted, was $38.8 million for the fourth quarter of 2020, as compared to $35.8 million for the third quarter of 2020 and $42.1 million for the fourth quarter of 2019. Loss before income taxes was $24.5 million as compared to loss before income taxes of $11.0 million for the third quarter of 2020 and loss before income taxes of $56.6 million for the fourth quarter of 2019.

Selling, general and administrative expenses were $28.4 million in the fourth quarter of 2020, as compared with $30.0 million in the third quarter of 2020 and $32.8 million in the fourth quarter of 2019.

Contract Operations Segment
Contract operations revenue in the fourth quarter of 2020 was $84.0 million, a 3% increase from third quarter 2020 revenue of $81.7 million and a 13% decrease from fourth quarter 2019 revenue of $96.5 million.

Contract operations adjusted gross margin in the fourth quarter of 2020 was $58.4 million, as compared to adjusted gross margin of $57.1 million in the third quarter of 2020 and $61.6 million in fourth quarter of 2019. Adjusted gross margin percentage in the fourth quarter of 2020 was 69%, as compared with 70% in the third quarter of 2020 and 64% in the fourth quarter of 2019. Contract operations backlog at the end of 2020 was $1.1 billion, a 12% decrease when compared to the fourth quarter 2019.

Revenue and margins were largely unchanged sequentially.

Aftermarket Services Segment
Aftermarket services revenue in the fourth quarter of 2020 was $29.9 million, a 2% decrease from third quarter 2020 revenue of $30.4 million and a 19% decrease from fourth quarter 2019 revenue of $36.9 million.

Aftermarket services adjusted gross margin in the fourth quarter of 2020 was $5.5 million, a 24% decrease from third quarter 2020 adjusted gross margin of $7.3 million and a 39% decrease from fourth quarter 2019 adjusted gross margin of $9.1 million. Adjusted gross margin percentage in the fourth quarter of 2020 was 18%, as compared with 24% in the third quarter of 2020 and 25% in the fourth quarter of 2019.

Product Sales Segment
Product sales revenue in the fourth quarter of 2020 was $37.8 million, a 34% decrease from third quarter 2020 revenue of $57.4 million and a 15% decrease from fourth quarter 2019 revenue of $44.3 million.

Product sales adjusted gross margin in the fourth quarter of 2020 was $5.3 million, a 68% increase from third quarter 2020 adjusted gross margin of $3.1 million and a 48% increase from fourth quarter 2019 adjusted gross margin of $3.5 million. Adjusted gross margin percentage in the fourth quarter of 2020 was 14% as compared with 5% in the third quarter of 2020 and 8% in the fourth quarter of 2019.

The decline in revenue for product sales sequentially was due to timing of revenue recognition of projects in backlog as COVID-19 related impacts adjusted build schedules, along with the completion of projects in backlog. Margin increased due to the shift in product mix and improved productivity.

Product sales backlog was $465.3 million at December 31, 2020, as compared to $496.7 million at September 30, 2020 and $171.5 million at December 31, 2019. Product sales bookings for the fourth quarter of 2020 were $6.0 million, resulting in a book-to-bill ratio of 16%. This compares to bookings of $8.7 million for the third quarter of 2020 and bookings of $62.6 million for the fourth quarter of 2019.

Conference Call Information
The Company will host a conference call at 10:00 a.m. Central Time on Tuesday, March 2, 2021. The call can be accessed from the Company’s website at www.exterran.com or by telephone at 877-524-8416. For those who cannot listen to the live call, a telephonic replay will be available through March 9, 2021 and may be accessed by calling 877-660-6853 and using the pass code 13716231. A presentation will also be posted on the Company’s website prior to the conference call.

About Exterran Corporation
Exterran Corporation (NYSE: EXTN) is a global systems and process company offering solutions in the oil, gas, water and power markets. We are a leader in natural gas processing and treatment and compression products and services, providing critical midstream infrastructure solutions to customers throughout the world. Exterran Corporation is headquartered in Houston, Texas and operates in approximately 25 countries.

For more information, contact:
Blake Hancock, Vice President of Investor Relations, at 281-854-3043
Or visit www.exterran.com.

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Non-GAAP and Other Financial Information
Adjusted gross margin is defined as revenue less cost of sales (excluding depreciation and amortization expense). Total adjusted gross margin percentage is defined as adjusted gross margin divided by revenue. The Company evaluates the performance of its segments based on adjusted gross margin for each segment.

EBITDA, as adjusted, a non-GAAP measure, is defined as net income (loss) excluding income (loss) from discontinued operations (net of tax), cumulative effect of accounting changes (net of tax), income taxes, interest expense (including debt extinguishment costs), depreciation and amortization expense, impairment charges, restructuring and other charges, non-cash gains or losses from foreign currency exchange rate changes recorded on intercompany obligations, expensed acquisition costs, gain on extinguishment of debt, and other items.

Adjusted net income (loss) from continuing operations and diluted adjusted net income (loss) from continuing operations per common share, non-GAAP measures, are defined as net income (loss) and earnings per share, excluding the impact of income (loss) from discontinued operations (net of tax), cumulative effect of accounting changes (net of tax), impairment charges (net of tax), restructuring and other charges (net of tax), gain on the extinguishment of debt, the effect of income tax adjustments that are outside of the Company’s anticipated effective tax rates and other items.

See tables below for additional information concerning non-GAAP financial information, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements should be read together with, and are not an alternative or substitute for, the Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Forward-Looking Statements
All statements in this release (and oral statements made regarding the subjects of this release) other than historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking information in this release include, but are not limited to: Exterran’s financial and operational strategies and ability to successfully effect those strategies; Exterran’s expectations regarding future economic and market conditions; the expected impact of COVID-19 and oil price declines on Exterran’s business; Exterran’s financial and operational outlook and ability to fulfill that outlook; demand for Exterran’s products and services and growth opportunities for those products and services; and statements regarding industry activity levels and infrastructure build-out opportunities.

These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Exterran’s control, which could cause actual results to differ materially from such statements. As a result, any such forward-looking statements are not guarantees of future performance or results. While Exterran believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Among the factors that could cause results to differ materially from those indicated by such forward-looking statements are: local, regional, national and international economic and political conditions and the impact they may have on Exterran and its customers; Exterran’s reduced profit margins or loss of market share resulting from competition or the introduction of competing technologies by other companies; Exterran’s ability to win profitable new business; changes in international trade relationships including the imposition of trade restrictions or tariffs relating to any materials or products used in the operation of our business; conditions in the oil and gas industry, including a sustained imbalance in the level of supply or demand for oil or natural gas or a sustained low price of oil or natural gas; Exterran’s ability to timely and cost-effectively execute projects; Exterran enhancing or maintaining its asset utilization, particularly with respect to its fleet of compressors and other assets; Exterran’s ability to integrate acquired businesses; employment and workforce factors, including the ability to hire, train and retain key employees; Exterran’s ability to accurately estimate costs and time required under Exterran’s fixed price contracts; liability related to the use of Exterran’s products and services; changes in political or economic conditions in key operating markets, including international markets; changes in current exchange rates, including the risk of currency devaluations by foreign governments, and restrictions on currency repatriation; risks associated with Exterran’s operations, such as equipment defects, equipment malfunctions, environmental discharges, extreme weather and natural disasters; risks associated with cyber-based attacks or network security breaches; any non-performance by third parties of their contractual obligations, including the financial condition of our customers; changes in safety, health, environmental and other regulations, including those related to climate change or water scarcity; and Exterran’s indebtedness and its ability to generate sufficient cash flow, access financial markets at an acceptable cost, fund its operations, capital commitments and other contractual cash obligations, including our debt obligations.

These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in Exterran’s Annual Report on Form 10-K for the year ended December 31, 2019, and other filings with the Securities and Exchange Commission available on the Securities and Exchange Commission’s website www.sec.gov. A discussion of these risks is expressly incorporated by reference into this release. Except as required by law, Exterran expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

EXTERRAN CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
Revenues:
Contract operations	$84,011	$81,679	$96,481	$338,423	$368,126
Aftermarket services	29,909	30,435	36,909	113,246	129,217
Product sales	37,779	57,397	44,301	161,392	298,668
	151,699	169,511	177,691	613,061	796,011
Costs and expenses:
Cost of sales (excluding depreciation and amortization expense):
Contract operations	25,628	24,548	34,880	105,382	128,163
Aftermarket services	24,379	23,135	27,793	87,715	95,607
Product sales	32,517	54,263	40,755	158,098	257,828
Selling, general and administrative	28,357	29,959	32,831	123,406	141,733
Depreciation and amortization	44,156	36,630	44,852	145,043	158,302
Impairments	9,953	1,695	43,678	11,648	52,567
Restructuring and other charges	—	238	(148)	3,550	6,194
Interest expense	9,603	9,623	10,426	38,817	38,620
Gain on extinguishment of debt	(147)	(780)	—	(3,571)	—
Other (income) expense, net	1,758	1,178	(791)	589	(392)
	176,204	180,489	234,276	670,677	878,622
Loss before income taxes	(24,505)	(10,978)	(56,585)	(57,616)	(82,611)
Provision for income taxes	9,433	5,745	5,081	28,403	25,290
Loss from continuing operations	(33,938)	(16,723)	(61,666)	(86,019)	(107,901)
Income (loss) from discontinued operations, net of tax	561	(998)	(18,171)	(15,272)	5,524
Net loss	$(33,377)	$(17,721)	$(79,837)	$(101,291)	$(102,377)

Basic and diluted net loss per common share:
Loss from continuing operations per common share	$(1.03)	$(0.51)	$(1.89)	$(2.63)	$(3.15)
Income (loss) from discontinued operations per common share	0.01	(0.03)	(0.55)	(0.46)	0.16
Net loss per common share	$(1.02)	$(0.54)	$(2.44)	$(3.09)	$(2.99)

Weighted average common shares outstanding used in net loss per common share:
Basic and diluted	32,832	32,806	32,714	32,750	34,283

During the fourth quarter of 2020, we completed the sale of our U.S. compression fabrication business and it is now reflected as discontinued operations in our financial statements for all periods presented.

EXTERRAN CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,
	2020	2019
ASSETS

Current assets:
Cash and cash equivalents	$40,318	$16,683
Restricted cash	3,410	19
Accounts receivable, net	198,028	179,158
Inventory	109,837	119,358
Contract assets	32,642	36,997
Other current assets	19,810	22,003
Current assets associated with discontinued operations	25,325	61,705
Total current assets	429,370	435,923
Property, plant and equipment, net	733,222	824,194
Long-term contract assets	33,563	16,280
Operating lease right of use assets	25,428	26,227
Deferred income taxes	8,866	13,994
Intangible and other assets, net	71,436	77,644
Long-term assets associated with discontinued operations	1,606	23,742
Total assets	$1,303,491	$1,418,004

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable, trade	$60,078	$82,864
Accrued liabilities	94,404	92,641
Contract liabilities	100,123	66,695
Current operating lease liabilities	6,340	5,819
Current liabilities associated with discontinued operations	13,707	78,626
Total current liabilities	274,652	326,645
Long-term debt	562,325	443,587
Deferred income taxes	1,014	993
Long-term contract liabilities	80,499	156,262
Long-term operating lease liabilities	29,868	30,189
Other long-term liabilities	57,159	48,749
Long-term liabilities associated with discontinued operations	2,142	2,041
Total liabilities	1,007,659	1,008,466
Total stockholders’ equity	295,832	409,538
Total liabilities and stockholders’ equity	$1,303,491	$1,418,004

During the fourth quarter of 2020, we completed the sale of our U.S. compression fabrication business and it is now reflected as discontinued operations in our financial statements for all periods presented.

EXTERRAN CORPORATION
UNAUDITED SUPPLEMENTAL INFORMATION
(In thousands, except percentages)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
Revenue:
Contract operations	$84,011	$81,679	$96,481	$338,423	$368,126
Aftermarket services	29,909	30,435	36,909	113,246	129,217
Product sales	37,779	57,397	44,301	161,392	298,668
Total Revenue	$151,699	$169,511	$177,691	$613,061	$796,011

Segment Adjusted Gross margin:
Contract operations	$58,383	$57,131	$61,601	$233,041	$239,963
Aftermarket services	5,530	7,300	9,116	25,531	33,610
Product sales	5,262	3,134	3,546	3,294	40,840
Total Adjusted Gross margin:	$69,175	$67,565	$74,263	$261,866	$314,413

Segment Adjusted Gross margin percentage:
Contract operations	69%	70%	64%	69%	65%
Aftermarket services	18%	24%	25%	23%	26%
Product sales	14%	5%	8%	2%	14%
	46%	40%	42%	43%	39%

Selling, general and administrative	$28,357	$29,959	$32,831	$123,406	$141,733
% of revenue	19%	18%	18%	20%	18%

EBITDA, as adjusted	$38,762	$35,804	$42,116	$133,751	$173,040
% of revenue	26%	21%	24%	22%	22%

Capital expenditures	$9,759	$25,457	$19,068	$75,611	$189,037

Revenue by Geographical Regions:
North America	$12,977	$13,364	$14,283	$44,671	$110,096
Latin America	64,497	60,302	79,673	259,948	320,249
Middle East and Africa	48,315	69,682	70,005	226,083	319,866
Asia Pacific	25,910	26,163	13,730	82,359	45,800
Total revenues	$151,699	$169,511	$177,691	$613,061	$796,011

	As of
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
Contract Operations Backlog:
Contract operations services	$1,100,929	$1,208,139	$1,252,001	$1,100,929	$1,252,001

Product Sales Backlog:
Compression equipment	$10,218	$18,165	$54,541	$10,218	$54,541
Processing and treating equipment	425,292	447,109	69,912	425,292	69,912
Other product sales	29,835	31,380	47,094	29,835	47,094
Total product sales backlog	$465,345	$496,654	$171,547	$465,345	$171,547

Compression Equipment backlog includes sales to international customers. During the fourth quarter of 2020, we completed the sale of our U.S. compression fabrication business and it is now reflected as discontinued operations in our financial statements for all periods presented.

EXTERRAN CORPORATION
UNAUDITED NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
Non-GAAP Financial Information—Reconciliation of total gross margin to Total adjusted gross margin:
Revenues	$151,699	$169,511	$177,691	$613,061	$796,011
Cost of sales (excluding depreciation and amortization expense)	82,524	101,946	103,428	351,195	481,598
Depreciation and amortization (1)	42,618	35,182	42,823	139,107	151,716
Total gross margin	26,557	32,383	31,440	122,759	162,697
Depreciation and amortization (1)	42,618	35,182	42,823	139,107	151,716
Total adjusted gross margin(2)	$69,175	$67,565	$74,263	$261,866	$314,413

Non-GAAP Financial Information—Reconciliation of Net loss to EBITDA, as adjusted:
Net loss	$(33,377)	$(17,721)	$(79,837)	$(101,291)	$(102,377)
(Income) loss from discontinued operations, net of tax	(561)	998	18,171	15,272	(5,524)
Depreciation and amortization	44,156	36,630	44,852	145,043	158,302
Impairments	9,953	1,695	43,678	11,648	52,567
Restatement related charges, net	—	—	28	—	48
Restructuring and other charges	—	238	(148)	3,550	6,194
Interest expense	9,603	9,623	10,426	38,817	38,620
Gain on extinguishment of debt	(147)	(780)	—	(3,571)	—
Gain on currency exchange rate remeasurement of intercompany balances	(298)	(624)	(135)	(4,120)	(80)
Provision for income taxes	9,433	5,745	5,081	28,403	25,290
EBITDA, as adjusted (2)	$38,762	$35,804	$42,116	$133,751	$173,040

Non-GAAP Financial Information—Reconciliation of Net loss to Adjusted net loss from continuing operations:
Net loss	$(33,377)	$(17,721)	$(79,837)	$(101,291)	$(102,377)
(Income) loss from discontinued operations, net of tax	(561)	998	18,171	15,272	(5,524)
Loss from continuing operations	(33,938)	(16,723)	(61,666)	(86,019)	(107,901)
Adjustment for items:
Impairments	9,953	1,695	43,678	11,648	52,567
Restatement related charges, net	—	—	28	—	48
Restructuring and other charges	—	238	(148)	3,550	6,194
Gain on extinguishment of debt	(147)	(780)	—	(3,571)	—
Tax impact of adjustments (3)	(98)	(24)	(613)	(117)	(1,181)
Adjusted net loss from continuing operations (4)	$(24,230)	$(15,594)	$(18,721)	$(74,509)	$(50,273)

Diluted loss from continuing operations per common share	$(1.03)	$(0.51)	$(1.89)	$(2.63)	$(3.15)
Adjustment for items, after-tax, per diluted common share	0.29	0.03	1.32	0.35	1.68
Diluted adjusted net loss from continuing operations per common share (4) (5)	$(0.74)	$(0.48)	$(0.57)	$(2.28)	$(1.47)

During the fourth quarter of 2020, we completed the sale of our U.S. compression fabrication business and it is now reflected as discontinued operations in our financial statements for all periods presented.

(1) Represents the portion only attributable to cost of sales.

(2) Management evaluates the performance of each of the Company’s segments based on adjusted gross margin. Total adjusted gross margin, a non-GAAP measure, is included as a supplemental disclosure because it is a primary measure used by our management to evaluate the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key components of our operations. Management believes total adjusted gross margin is important supplemental information for investors because it focuses on the current performance of our operations and excludes the impact of the prior historical costs of the assets acquired or constructed that are utilized in those operations, the indirect costs associated with our SG&A activities, the impact of our financing methods, restatement related charges (recoveries), restructuring and other charges, gain on the extinguishment of debt and income taxes. In addition, the inclusion of depreciation and amortization expense may not accurately reflect the costs required to maintain and replenish the operational usage of our assets and therefore may not portray the costs from current operating activity.

(3) Management believes EBITDA, as adjusted, is an important measure of operating performance because it allows management, investors and others to evaluate and compare our core operating results from period to period by removing the impact of our capital structure (interest expense from outstanding debt), asset base (depreciation and amortization), our subsidiaries’ capital structure (non-cash gains or losses from foreign currency exchange rate changes on intercompany obligations), tax consequences, impairment charges, restatement related charges (recoveries), restructuring and other charges, expensed acquisition costs, gain on the extinguishment of debt and other items. Management uses EBITDA, as adjusted, as supplemental measures to review current period operating performance, comparability measures and performance measures for period to period comparisons. In addition, the Company's compensation committee has used EBITDA, as adjusted, in evaluating the performance of the Company and management and in evaluating certain components of executive compensation, including performance-based annual incentive programs.

(4) The tax impacts of adjustments were based on the Company’s statutory tax rates applicable to each item in the appropriate taxing jurisdictions. Using statutory tax rates for presentation of the non-GAAP measures allows a consistent basis for investors to understand financial performance of the Company across historical periods. The overall effective tax rate on adjustments was impacted by the inability to recognize tax benefits from charges in jurisdictions that are in cumulative loss positions.

(5) Management believes adjusted net income (loss) from continuing operations and diluted adjusted net income (loss) from continuing operations per common share provides useful information to investors because it allows management, investors and others to evaluate and compare our core operating results from period to period by removing the impact of impairment charges, restructuring and other charges, restatement related charges (recoveries), expensed acquisition costs, gain on the extinguishment of debt and other items not appropriately reflective of our core business.

(6) Diluted adjusted net income (loss) from continuing operations per common share, was computed using the two-class method to determine the net income (loss) per share for each class of common stock and participating security (certain of our restricted stock and restricted stock units) according to participation rights in undistributed earnings.